SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 13G

Amendment No. 3

Under the Securities Exchange Act of 1934

BALANCED CARE CORPORATION

(Name of Issuer)

Common Stock, $.00 Par Value

(Title of Class of Securities)

057630105

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AS A TRUSTEE

I.D.# ###-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 525,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

525,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

OO


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 525,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

525,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

IN


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

ELSIE HILLIARD HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 525,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

525,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

IN


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND

C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN

TRUST U/A DATED NOVEMBER 18, 1985 I.D.# 18-2145466

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 525,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

525,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

OO


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

THE HILLMAN COMPANY I.D.# 25-1011286

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 525,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

525,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

CO


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

WILMINGTON INVESTMENTS, INC. I.D.# 51-0344688

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 525,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

525,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

CO


CUSIP NO. 057630105

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

JULIET CHALLENGER, INC. I.D.# 51-0256786

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares 525,000 (See Item (4)(a))

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 525,000 (See Item (4)(a))

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

525,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.54%

12 Type of Reporting Person

CO


Item 1(a) Name of Issuer:

Balanced Care Corporation

Item 1(b) Address of Issuer's Principal Executive Office:

5021 Louise Drive, Suite 200

Mechanicsburg, Pennsylvania 17055

Item 2(a) Name of Person Filing:

(v) Juliet Challenger, Inc., a wholly-owned subsidiary of Wilmington

Investments, Inc.

(vi) Wilmington Investments, Inc., a wholly-owned subsidiary of The

Hillman Company.

(vii) The Hillman Company, a corporation controlled by the HLH Trust.

(viii) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

Trustees of the Henry L. Hillman Trust U/A dated November 18,

1985 (the "HLH Trust").

Item 2(b) Address of the Principal Business Office:

Juliet Challenger, Inc. and Wilmington Investments, Inc.

824 Market Street, Suite 900

Wilmington, Delaware 19801

The Hillman Company and Henry L. Hillman, Elsie Hilliard Hillman and

C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated

November 18, 1985

1900 Grant Building

Pittsburgh, Pennsylvania 15219

Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette

1900 Grant Building

Pittsburgh, Pennsylvania 15219

Item 2(c) Citizenship:

Juliet Challenger, Inc. and Wilmington Investments, Inc.

are Delaware corporations.

The Hillman Company is a Pennsylvania corporation.

Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 is a Pennsylvania trust.

Henry L. Hillman, Elsie Hillaird Hillman and C. G. Grefenstette

are U.S. citizens.

Item 2(d) Title of Class of Securities:

Common Stock, $.00 Par Value

Item 2(e) CUSIP Number

057630105

Item 3 Not Applicable

Item 4 Ownership:

(a) Amount Beneficially Owned:

525,000 shares of Common Stock are owned of record and beneficially by

Juliet Challenger, Inc. Juliet Challenger, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-

owned subsidiary of The Hillman Company, which is controlled by the

HLH Trust.

(b) Percent of Class:

1.54%

(c) Number of Shares as to which such person has:

(i) sole power to vote or direct the vote

(ii) shared power to vote or to direct the vote

525,000

(See Item (4)(a))

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

525,000

(See Item (4)(a))

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired

the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8 Identification and Classification of Members of the Group:

Not Applicable

Item 9 Notice of Dissolution of Group:

Not Applicable

Item 10 Certification:

By signing below we certify that to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JULIET CHALLENGER, INC.

/s/ Andrew H. McQuarrie

By: _______________________________

Andrew H. McQuarrie, Vice President

WILMINGTON INVESTMENTS, INC.

/s/ Andrew H. McQuarrie

By: _______________________________

Andrew H. McQuarrie, Vice President

THE HILLMAN COMPANY

/s/ Lawrence M. Wagner

By: _______________________________

Lawrence M. Wagner, President

And Chief Executive Officer

HENRY L. HILLMAN, ELSIE HILLIARD.

HILLMAN AND C. G. GREFENSTETTE,

TRUSTEES OF THE HENRY L.

HILLMAN TRUST U/A DATED

NOVEMBER 18, 1985

/s/ C. G. Grefenstette

__________________________________

C. G. Grefenstette, Trustee

/s/ C. G. Grefenstette

__________________________________

C. G. Grefenstette

/s/ Henry L. Hillman

__________________________________

Henry L. Hillman

/s/ Elsie Hilliard Hillman

__________________________________

Elsie Hilliard Hillman

February 14, 2001

Date